Globe Specialty Metals Announces Third Quarter Fiscal 2010 Results

New York, May 11, 2010 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announces results for the quarter and nine months ended March 31, 2010.  Key points are as follows:

•	Net sales for the third quarter ended March 31, 2010 were up 4%, to $112.5 million, and shipments increased 7% to 47,684 MT, from our second quarter ended December 31, 2009.

•
Net income attributable to GSM for the third quarter was $0.5 million, compared to $18.5 million in our second quarter, which included a $14.0 million after-tax gain on the sale of our Brazilian operations. Diluted earnings per share was $0.01 in the third quarter, compared to $0.25 per share in our second quarter, which included a $0.19 per diluted share gain on the sale of our Brazilian operations.

•
Increased demand for silicon metal and silicon-based alloys caused us to run all our furnaces. We reopened our Selma, Alabama plant in January 2010 after idling it for eight months. It is now running at full capacity, but has not yet reached its normalized cost of production. We reopened our Niagara Falls plant in November 2009 after it had been closed for more than five years and, due to certain start-up issues, the plant is currently operating at approximately 75% of capacity and at a higher than normalized cost of production. We have made significant improvements in employee training and maintenance and expect Niagara Falls to achieve full capacity by the end of our fourth fiscal quarter. Our other plants are running near full capacity and at normalized production costs.

•
On April 1, 2010 we acquired Core Metals Group, one of North America’s largest producers and marketers of high-purity ferrosilicon and other specialty steel ingredients. Globe paid $37 million in cash and borrowed $15 million on its revolver to fund the acquisition. Core’s main asset is a 40,000 MT ferrosilicon plant in Bridgeport, Alabama, which is operating at full capacity. In April, we sold Core’s ancillary Canadian business for $3.0 million in cash.

The Company posted third quarter net income attributable to GSM of $0.5 million, or $0.01 a diluted share, compared to $18.5 million, or $0.25 per diluted share, in our second quarter of 2010 and $0.9 million, or $0.01 a diluted share, in the third quarter of last year. Diluted earnings per share on a comparable basis were as follows:

	FY 2010		FY 2009
	Third Quarter	Second Quarter	Third Quarter
Reported Diluted EPS	$0.01	0.25	0.01
Gain on sale of Brazil	-	(0.19)	-
Niagara Falls and Selma startup costs	0.02	0.03	-
Restructuring charges	-	-	0.01
Transaction expenses	0.01	-	-
Inventory write-downs and fixed asset impairment	-	0.01	0.02
Diluted EPS, excluding above items	$0.04	0.10	0.04

Third quarter results were negatively impacted by $1.9 million of after-tax start-up costs for the Niagara Falls, NY and Selma, AL plants and $0.3 million of after-tax transaction expenses related to the Core Metals acquisition. The decline in diluted EPS excluding the above items from $0.10 per share in our second quarter to $0.04 per share in our third quarter is primarily due to lower gross margin on material purchased from our former Brazilian plant, a lower average selling price and higher costs of production at our newly re-opened facilities.

Shipments in the third quarter increased 7% from the preceding quarter as a result of stronger demand from our end markets. Our average selling price declined by 4% from the preceding quarter, with an 8% decline in silicon metal partially offset by a 4% increase in silicon-based alloys. The decline in the silicon metal average price was a result of a full quarter’s shipments under the joint venture at our Alloy plant and the run-off of volume under certain 2009 annual contracts that were priced above current market. The increase in the average selling price of silicon-based alloys is primarily related to rising ferrosilicon prices and our focus on higher-margin specialty grades.

Third quarter EBITDA was $8.8 million, compared to $36.4 million in our second quarter and $7.1 million in the third quarter of last year. EBITDA on a comparable basis was as follows:

	FY 2010		FY 2009
	Third Quarter	Second Quarter	Third Quarter
Reported EBITDA	$8,844	36,437	7,109
Goodwill and intangible asset impairment	-	-	144
Gain on sale of Brazil	-	(23,368)	-
Niagara Falls and Selma startup costs	2,975	3,892	-
Restructuring charges	-	-	1,387
Transaction expenses	521	-	-
Inventory write-downs and fixed asset impairment	-	685	1,600
EBITDA, excluding above items	$12,340	17,646	10,240

For the nine months ended March 31, 2010, the Company posted net income attributable to GSM shareholders of $27.5 million, or $0.37 a diluted share, compared to a net loss of $43.6 million, or $0.68 per diluted share, in the comparable period of the prior year. Last year’s results included an after-tax impairment charge of $65.3 million. EBITDA for the nine months ended March 31, 2010 was $64.9 million, compared to a loss of $19.6 million in the comparable period of the prior year.

We expect sales volumes to increase in our fiscal fourth quarter from the Core Metals acquisition and increased output as we operate all our furnaces at full capacity, including reaching full capacity at Niagara Falls by the end of that quarter. As demand continues to improve, the spot price for silicon metal and silicon-based alloys has risen, a trend which we anticipate to continue. However, we expect our average selling price of silicon metal to decline modestly in our fiscal fourth quarter as we ship a higher volume of material under a long-term below-market priced contract, which expires on December 31, 2010.

Capital expenditures were $6.5 million in the third quarter. We expect a modest increase in capital expenditures in our fourth quarter for planned furnace outages.

Cash and cash equivalents totalled $219.8 million at March 31, 2010, including $15 million drawn on our revolver in anticipation of closing the Core Metals acquisition. We funded the acquisition on April 1, 2010 with approximately $52 million of cash and subsequently sold Core’s ancillary Canadian business for $3.0 million of cash. Working capital increased by $22.1 million from the second quarter as we reopened Selma and Niagara Falls and purchased certain raw material inventory in anticipation of expanding our silicon-based alloy offerings. We do not expect any further increases in working capital in our fiscal fourth quarter other than from the acquisition of Core Metals.

Globe CEO Jeff Bradley commented, “Customer demand and spot prices continue to rise and all of our end markets are growing. Our key near-term challenge is to increase our production levels to meet strong demand while lowering our production costs. We are making good progress on these goals with major advances at Niagara Falls and with April production levels at all other plants running near full capacity.” Bradley continued “We expect our earnings to increase in the coming quarters on higher production levels and spot pricing, and the Core acquisition, with the most meaningful increase coming at the beginning of calendar 2011 when our existing long-term low-priced contracts expire. We expect calendar 2010 to be a very solid year and calendar 2011 to be a record year of earnings.”

Conference Call

Globe will review third quarter results during its quarterly conference call tomorrow, May 12, 2010, at 9:00 a.m. Eastern Daylight Time. The dial-in number for the call is 877-293-5491. International callers should dial 914-495-8526. Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the May 12, 2010 Conference Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

EBITDA

EBITDA is a non-GAAP measure.

We have included EBITDA to provide a supplemental measure of our performance which we believe is important because it eliminates items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. A reconciliation of EBITDA to net income (loss) is provided in the attached financial statements.

Source: Globe Specialty Metals, Inc.

CONTACTS: Globe Specialty Metals, Inc.
Mal Appelbaum, 212-798-8123
Chief Financial Officer
Email: mappelbaum@glbsm.com
or Jeff Bradley, 212-798-8122 Chief Executive Officer Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,	June 30,
	2010	2009	2009
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$219,787	252,231	61,876
Accounts receivable, net of allowance for doubtful accounts	45,325	36,673	24,094
Inventories	62,983	54,508	67,394
Prepaid expenses and other current assets	21,826	12,123	24,675
Total current assets	349,921	355,535	178,039
Property, plant, and equipment, net	189,404	188,803	217,507
Goodwill	51,837	51,836	51,828
Other intangible assets	476	477	1,231
Investments in unconsolidated affiliates	8,288	8,171	7,928
Deferred tax assets	49	49	1,598
Other assets	2,290	2,284	15,149
Total assets	$602,265	607,155	473,280

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,592	36,505	21,341
Current portion of long-term debt	8,571	9,641	16,561
Short-term debt	35,859	14,013	6,688
Accrued expenses and other current liabilities	29,805	58,974	46,725
Total current liabilities	110,827	119,133	91,315
Long-term liabilities:
Long-term debt	10,609	12,730	36,364
Deferred tax liabilities	15,032	14,549	18,890
Other long-term liabilities	14,658	14,782	15,359
Total liabilities	151,126	161,194	161,928
Stockholders’ equity:
Common stock	7	7	7
Additional paid-in capital	389,019	384,404	303,364
Retained earnings	32,152	31,636	4,660
Accumulated other comprehensive loss	(3,671)	(3,676)	(3,644)
Treasury stock at cost	(4)	(4)	(4)
Total Globe Specialty Metals, Inc. stockholders’ equity	417,503	412,367	304,383
Noncontrolling interest	33,636	33,594	6,969
Total stockholders’ equity	451,139	445,961	311,352
Total liabilities and stockholders’ equity	$602,265	607,155	473,280

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended			Nine Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009
Net sales	$112,486	108,278	76,146	326,222	344,610
Cost of goods sold	99,135	87,974	62,894	267,087	261,989
Selling, general, and administrative expenses	10,008	13,142	10,500	35,873	44,200
Research and development	36	77	246	151	1,122
Restructuring charges	-	(13)	1,387	(81)	1,387
Gain on sale of business	-	(23,368)	-	(22,907)	-
Goodwill and intangible asset impairment	-	-	144	-	69,704
Operating income (loss)	3,307	30,466	975	46,099	(33,792)
Other income (expense):
Interest income	4	65	77	205	630
Interest expense, net of capitalized interest	(997)	(1,101)	(1,427)	(3,416)	(5,596)
Foreign exchange (loss) gain	(64)	871	465	3,222	(2,961)
Other income	546	199	862	738	2,368
Income (loss) before provision for income taxes	2,796	30,500	952	46,848	(39,351)
Provision for income taxes	1,751	12,568	916	19,702	7,290
Net income (loss)	1,045	17,932	36	27,146	(46,641)
(Income) losses attributable to noncontrolling interest, net of tax	(529)	602	901	346	3,022
Net income (loss) attributable to Globe Specialty Metals, Inc.	$516	18,534	937	27,492	(43,619)
Weighted average shares outstanding:
Basic	74,320	74,314	63,930	73,239	63,820
Diluted	75,570	75,154	66,896	74,411	63,820
Earnings (loss) per common share:
Basic	$0.01	0.25	0.01	0.38	(0.68)
Diluted	0.01	0.25	0.01	0.37	(0.68)

EBITDA:
Net income (loss)	$1,045	17,932	36	27,146	(46,641)
Provision for income taxes	1,751	12,568	916	19,702	7,290
Net interest expense	993	1,036	1,350	3,211	4,966
Depreciation and amortization	5,055	4,901	4,807	14,868	14,740
EBITDA	$8,844	36,437	7,109	64,927	(19,645)

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009

Cash flows from operating activities:
Net income (loss)	$1,045	17,932	36	27,146	(46,641)
Adjustments to reconcile net income (loss)
to net cash (used in) provided by operating activities:
Depreciation and amortization	5,055	4,901	4,807	14,868	14,740
Share-based compensation	1,260	1,476	1,508	4,491	4,704
Gain on sale of business	-	(23,368)	-	(22,907)	-
Goodwill and intangible asset impairment	-	-	144	-	69,704
Deferred taxes	-	(19)	471	(74)	(4,077)
Changes in operating assets and liabilities:
Accounts receivable, net	(8,709)	(2,614)	9,605	(25,788)	22,666
Inventories	(8,526)	(6,821)	(3,281)	(5,542)	(15,428)
Prepaid expenses and other current assets	(3,015)	5,221	1,121	6,398	(1,761)
Accounts payable	953	16,263	(12,712)	22,569	(21,158)
Accrued expenses and other current liabilities	(3,133)	(19,507)	17,961	(20,416)	16,914
Other	(28,933)	(1,842)	(12,204)	(28,401)	(8,024)
Net cash (used in) provided by operating activities	(44,003)	(8,378)	7,456	(27,656)	31,639
Cash flows from investing activities:
Capital expenditures	(6,517)	(5,660)	(11,753)	(16,432)	(46,507)
Sale of business, net of cash disposed	-	58,445	0	58,445	-
Held-to-maturity treasury securities	-	-	0	-	2,987
Other investing activities	-	(733)	(75)	(733)	265
Net cash (used in) provided by investing activities	(6,517)	52,052	(11,828)	41,280	(43,255)
Cash flows from financing activities:
Proceeds from warrants exercised	-	1,287	-	1,287	833
Proceeds from UPOs exercised	-	210	-	210	-
Net payments of long-term debt	(3,192)	(11,391)	(6,152)	(19,750)	(10,856)
Net borrowings (payments) of short-term debt	21,846	6,384	(3,447)	29,170	(6,900)
Sale of common stock	-	-	-	36,456	-
Change in restricted cash	-	-	3,580	-	-
Sale of noncontrolling interest	-	98,462	-	98,329	-
Other financing activities	(583)	(410)	35	(1,387)	(475)
Net cash provided by (used in) financing activities	18,071	94,542	(5,984)	144,315	(17,398)
Effect of exchange rate changes on cash and cash equivalents	5	(5)	57	(28)	42
Net (decrease) increase in cash and cash equivalents	(32,444)	138,211	(10,299)	157,911	(28,972)
Cash and cash equivalents at beginning of period	252,231	114,020	55,321	61,876	73,994
Cash and cash equivalents at end of period	$219,787	252,231	45,022	219,787	45,022

Supplemental disclosures of cash flow information:
Cash paid for interest	$479	729	1,452	2,198	5,737
Cash paid for income taxes, net of refunds	46,808	6,001	1,213	50,412	9,242

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009
Shipments in metric tons:
Silicon metal	30,681	28,759	18,564	85,402	80,373
Silicon-based alloys	17,003	15,749	9,729	46,862	47,460
Total shipments^	47,684	44,508	28,293	132,264	127,833

Average selling price ($/MT):
Silicon metal	$2,380	2,580	2,563	2,536	2,556
Silicon-based alloys	2,011	1,926	2,472	2,008	2,458
Total^	$2,248	$2,348	$2,532	2,349	2,520

Average selling price ($/lb.):
Silicon metal	$1.08	1.17	1.16	1.15	1.16
Silicon-based alloys	0.91	0.87	1.12	0.91	1.11
Total^	$1.02	1.07	1.15	1.07	1.14

^ Excludes by-products